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FOR IMMEDIATE RELEASE                    CONTACT:  Gary Hamlin
---------------------                              DowElanco
FEBRUARY 20, 1996                                  (317) 337-4799


                                                   Greg D. Taylor
                                                   The Lubrizol Corporation
                                                   (216) 943-4200

                                                   Michael Sund
                                                   Mycogen Corporation
                                                   (619) 453-8030


                 MYCOGEN, DOWELANCO FINALIZE STRATEGIC ALLIANCE

     INDIANAPOLIS -- DowElanco, Mycogen Corporation (Nasdaq: MYCO) and The Lubrizol Corporation (NYSE: LZ) today completed transactions through which Mycogen acquired DowElanco's United AgriSeeds seed business and DowElanco took approximately a 46 percent equity stake in Mycogen.

     Mycogen issued approximately 4.5 million shares of Mycogen common stock to DowElanco in exchange for United AgriSeeds and cash. In a separate transaction, DowElanco purchased all of the 9.5 million shares of Mycogen common stock owned by Lubrizol. Mycogen also reacquired certain rights in oil seed technology from SVO Specialty Products, Lubrizol's specialty oils subsidiary. DowElanco will hold approximately 13.9 million of the 30.4 million outstanding shares of Mycogen common stock, and may acquire additional Mycogen common shares within certain restrictions.

     "The key to this alliance is our shared commitment to agriculture," said Jerry Caulder, Mycogen's chairman and chief executive officer. "That common purpose and the power of biotechnology will produce many exciting innovations to help farmers around the world meet the rapidly growing demand for food and fiber."

     John Hagaman, DowElanco's president and chief executive officer, said, "our vision for DowElanco is leadership in global agriculture, and this new alliance is a tangible example of DowElanco's movement toward new technology that will shape the future."

     Caulder said United AgriSeeds and Mycogen Seeds will create an entity that had 1995 sales of more than $100 million and ranked third in U.S. seed corn sales.

     "We are bringing United AgriSeeds and Mycogen Seeds together for seed production this year and will combine operations and sales for 1997," said Carl Eibl, Mycogen's president and chief operating officer. "Mycogen now has a strong operating platform to commercialize value-added biotechnology seed traits."

     Mycogen is a diversified agricultural biotechnology company that develops and markets technology-based products and provides crop protection services to control agricultural pests and improve food and fiber production. Mycogen Seeds is a leader in developing crop plants with genetically enhanced pest-resistance. It is now marketing the first hybrid seed corn genetically engineered with Bacillus thuringiensis (Bt) genes that produce a protein that gives corn plants built-in resistance to European corn borer, a major pest in corn production.

     DowElanco, with global sales of $2 billion, is a research-based agricultural and specialty pest management company with significant research initiatives aimed at insect, weed and plant disease management.
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